EXHIBIT 10.22

INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") dated as of December 17, 2007, is made by and between Lehman Brothers Bank, FSB a federal savings bank (together with its successors, assigns, operating divisions, affiliates and subsidiaries, "LBB"), and Aurora Loan Services LLC, a Delaware limited liability company, and wholly-owned subsidiary of LBB (together with its successors, assigns, operating divisions, affiliates and subsidiaries, "Aurora,"or collectively with LBB as "LBB") having an office for the conduct of business at 10350 Park Meadows Drive, Littleton, Colorado 80134, and Security National Mortgage Company (together with its successors assigns, operating divisions, affiliates and subsidiaries, "Seller"), having an office for the conduct of business at 5300 South 360 West, Suite 150, Murray, Utah 84123. LBB, Aurora, and the Seller are sometimes referred to herein as parties,

WITNESSETH:

WHEREAS, LBB and the Seller are parties to a certain Loan Purchase Agreement (Servicing Released Transactions), dated as of July,11, 1998 (the "Purchase Agreement"), pursuant to which the Seller may sell to LBB from time to time, and LBB may purchase from the Seller from time to time, certain mortgage loans in accordance with the terms of the Purchase Agreement and Aurora's Seller's Guide, as amended from time to time (the "Seller's Guide");

WHEREAS, the Seller made certain material representations and warranties as set forth in the Seller's Guide which LBB relied upon when entering into the Purchase Agreement;

WHEREAS pursuant to the Purchase Agreement, LBB purchased from the Seller residential mortgage loans;

WHEREAS, as part of Aurora's. quality control efforts, Aurora reviewed the purchased mortgage loans and determined that certain loans contain alleged Misrepresentations and/or Early Payment Defaults (the "Breaches").

WHEREAS, the ..existence of the alleged Breaches with respect to the Purchase Agreement and Seller's Guide concerning purchased mortgage loans allegedly gives LBB the right to require the Seller to immediately repurchase the mortgage loans that contain Breaches (hereinafter defined as the "Mortgages" or "Mortgage Loans") in accordance with the terms of the Purchase Agreement and the Seller's Guide, and

WHEREAS, in reliance upon the Seller's execution of this Agreement to indemnify LBB and Aurora for any and all losses suffered on the Mortgage Loans, LBB/Aurora have refrained from demanding immediate repurchase of the Mortgage Loans by the Seller; and

WHEREAS, the amount of any and all Losses suffered on the Mortgage Loans by LBB and Aurora are uncertain in amount.

NOW, THEREFORE, in consideration of LBB's and Aurora's forbearance from exercising its right to have the Seller immediately repurchase the Mortgage Loans, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.              Indemnification.  The Seller hereby and at all times hereafter agrees to indemnify and hold LBB and/or Aurora and the Servicer harmless from and against seventy-five percent (75%) of all losses, damages, penalties. fines, forfeitures, legal or other fees, judgments, costs, expenses, debts, obligations and claims which LBB and/or Aurora or the Servicer may have or may hereafter suffer, incur, be put to, pay or lay out, or sustain as a result of any cause related to any current or future default by the mortgagor on the Mortgage Loans with alleged breaches as detailed on the attached Schedule A on an individual basis (collectively, "Losses").  Further LBB and Aurora agree to release the Seller from any obligation to pay the remaining twenty-five percent (25%) of all losses, damages, penalties, fines, forfeitures, legal or other fees, judgments, costs, expenses, debts, obligations and claims which LBB and/or Aurora or the Servicer may have or may hereafter suffer, incur, be put to, pay or lay out, or sustain as a result of any cause related to any current or future default by the mortgagor on the Mortgage Loans as detailed on the attached Schedule A on an individual basis.  The Losses shall be paid and discharged by Seller through the Deposit specified in Section 5 below.  The Losses shall be involved or apportioned against the Seller as they are incurred by LBB and/or Aurora or the Servicer, absolutely, and the existence and amount of any such Losses shall be determined by LBB and/or Aurora and the Servicer in their sole and absolute discretion.

Section 2.              Duration of Agreement and Survival of Indemnification.  The terms of this Agreement shall also apply to any future Losses sustained by LBB and/or Aurora on any Mortgage Loan purchased from the Seller, with the Deposit set forth in Section 5 applied as described in that section at 100% of the Losses for any loans purchased with an alleged breach that are not identified on Schedule A.  The indemnification provided under Section  1of  this Agreement shall remain in full force and effect and shall survive until either the Mortgage Loan has been paid in full, foreclosed, liquidated or otherwise retired and the related Mortgaged Property or REO Property has been liquidated.

Section 3.              Seller's Right to Repurchase.  Notwithstanding LBB's and Aurora's forbearance from exercising its right to have the Seller immediately repurchase the Mortgage Loans, the Seller shall have the right, but not the obligation, at any time, to repurchase any or all of the Mortgage Loan(s) for an amount equal to the unpaid principal plus outstanding interest plus fees due.

Section 4.              Control of Defaulted Mortgage Loans.  If the Mortgage loans have not been repurchased by the Seller, LBB and/or Aurora, or its Servicer, shall have sole and exclusive control over the servicing and administration of the Mortgage Loan(s), including after default and, if applicable, over the marketing, administration and disposition of any foreclosed Mortgaged Property or REO Property relating to the Mortgage Loan(s) and the Seller shall not controvert or dispute any costs incurred, or the amount of any selling price set or obtained by LBB for any such property.  In the event the Seller repurchases any Mortgage Loan, the Seller shall have sole and exclusive control over the servicing and administration of the Mortgage Loan(s), including after default and, if applicable, over the marketing, administration and disposition of any foreclosed Mortgaged Property or REO Property relating to the Mortgage Loan(s).  Notwithstanding anything to the contrary, in no event shall a "full credit bid" made by LBB and/or Aurora or any other party at a foreclosure sale of the Property securing the loan limit the rights of LBB and/or Aurora or the obligations of the Seller under this Agreement.

Section 5.              Deposit of Funds to Secure Obligations. To partially secure the Seller's obligation to make payment of the Losses hereunder, and under, any other indemnification agreement entered into between LBB and/or Aurora and Seller, the Seller shall pay, as a deposit against unrealized and uncertain Losses, Six Hundred Forty Five Thousand and no/100 Dollars ($645,000.00) ("Deposit") as follows:

1.           Simultaneously with the execution and delivery of this Agreement, Seller shall deposit with Aurora in immediately available funds a total amount equal to Three Hundred Ninety Five Thousand and No/100th Dollars ($395,000.00).  This amount is in addition to the Two Hundred Fifty Thousand and No/100th Dollars ($250,000.00) delivered to LBB and/or Aurora on Monday December 10, 2007, for a total of Six Hundred Forty Five Thousand and No/100th Dollars ($645,000.00) to be held as a deposit by LBB and/or Aurora.

2.           Commencing immediately, Aurora shall be entitled to hold back 25.00 basis points on all loan production LBB and/or Aurora purchases from the Seller and to add that basis point holdback (the "Holdback") to the Deposit balance.  Seller agrees to deliver $300,000,000.00 (the Commitment Amount"), or $600,000,000 in the next 24 months, in qualifying loans to LBB and/or Aurora on an annual basis for the next twenty-four (24) months commencing immediately and ending December 31, 2009.  If at the end of each twelve (12) month period (or on December 31, 2008, for year one, and December 31, 2009 for year two) the volume delivery described herein is not satisfied, Seller promises and agrees to pay an amount equal to 16.25 basis points on the difference of the loan balance delivered and the Commitment Amount.  In the event that LBB and/or Aurora no longer purchases residential mortgage loans, Seller shall have no obligation to pay any amount for a shortfall on the delivery commitment.

3.           On January 31, 2008 and continuing on the last day of each calendar month thereafter, if the Deposit balance is less than Six Hundred Forty Five Thousand and No/100th Dollars ($645,000.00) on the final day of that particular calendar month, Seller promises and agrees to pay to Aurora, within ten (10) calendar days, the difference between the Deposit balance and Six Hundred Forty Five Thousand and No/100th Dollars ($645,000.00); provided however, that in no event shall Seller be required to pay any amount into the Deposit that would result in a total contribution, including both basis point holdbacks and cash payments, in excess of a total of One Hundred Twenty-Five Thousand and No/100th Dollars ($125,000.00) for any calendar month.  If on the final day of a particular calendar month the Deposit balance exceeds Six Hundred Forth Five Thousand and No/100th Dollars ($645,000.00), LBB and/or Aurora agree that said excess shall roll forward to the next calendar month's Deposit balance and agree to credit the subsequent calendar month's balance by said excess amount, and that any obligation of Seller to make payments to the Deposit shall also be reduced by said credited amount.  Failure to use a credited amount shall not extinguish the credit.

Notwithstanding the foregoing, in the event the remaining sum of the unpaid "Losses" on the Mortgage Loans with alleged breaches as detailed on the attached Schedule A can be reasonably estimated to be a sum less than $645,000, the Deposit balance requirement shall be reduced accordingly.

4.           LBB and/or Aurora shall not apply any Deposit funds to a particular Mortgage Loan until an actual loss has occurred and shall notify the Seller prior to applying funds from the Deposit to the Losses on any particular Mortgage Loan.  Pursuant to Section 1, above, LBB and/or Aurora shall apply funds from the Deposit to the Losses on any particular loan in an amount equal to only seventy-five percent (75%) of the actual Losses on that particular loan and the remaining twenty-five percent (25%) of said Losses shall thereby be permanently released and discharged.

5.           Should the Seller fail to remit any of the payments specified in Paragraphs 1 and/or 3 of this Section 5, LBB and/or Aurora may declare this Agreement null and void and, except as to those Losses that shad have been previously released and discharged as set forth herein, shall be entitled to enforce all rights and remedies against the Seller under the Purchase. Agreement and Seller's Guide, In the event Seller defaults under this Agreement, LBB and/or Aurora shall be entitled to retain and keep as theirs all funds received from Seller under this Agreement, but only to the extent of LLB/Aurora's actual or estimated future losses.

Section 6.              Remedies Not Exclusive, LBB and/or Aurora's exercise of any remedy provided by any Mortgage or any related mortgage note shall be a condition precedent to the Seller's fulfillment of the Losses.  Notwithstanding, if LBB and/or Aurora recover any amount through the exercise of any remedy provided by any Mortgage or any related mortgage note, the Losses shall be reduced dollar for dollar by the amount of the recovery.  Further, except as provided in this Agreement, LBB and/or Aurora's exercise of any right or remedy under this Agreement shall not limit its exercise of any other right or remedy provided to LBB and/or Aurora by the Seller's Guide, the Purchase Agreement, applicable law, by any other agreement to which it and the Seller are parties or otherwise.  Except as provided in this Agreement, this Agreement is in no way to be construed as a waiver of any rights or remedies that LBB and/or Aurora currently has or may have in the future under the Purchase Agreement or otherwise.

Section 7.              No Waiver of Strict Performance. Nothing in this Agreement shall be construed to waive LBB's and/or Aurora's requirement for the Seller to strictly perform its obligations under the Purchase Agreement and Seller's Guide in thepast, present, and future. Unless expressly provided to the contrary, the failure of any party to insist upon strict perfortnanco of any covenant of or obligation in this Agreement shall not be a waiver of such party's right to demand strict compliance in the future or to pursue or enforce whatever remedies may be available to such party for any breach or default of or in such covenant or obligation (subject to the applicable statutes of limitation). No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation in this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other covenant or obligation hereunder.

Section 8.              Statute of Limitations.  In consideration for allowing the Seller to enter into his Agreement rather than repurchase the Mortgage Loans, the statute of limitations (and other defenses based upon the passage of time) as to any and all claims, known or unknown, that LBB and/or Aurora may have against the Seller are hereby tolled  as they relate to the Mortgage Loans.

Section 9.              Representations of the Seller.  The Seller hereby represents and warrants to LBB and Aurora that:

(a)           (1) The execution of this Agreement either has been (i) specifically approved by the Board of Directors of the Seller and such approval is reflected in the minutes of the meetings of such Board of Directors, or (ii) approved by an officer of the Seller who was duly authorized by the Board of Directors to enter into transactions of the type set forth in the Agreement and such authorization is reflected in the minutes of the Board of Directors' meetings; and (2) ths Agreement constitutes the "written agreement" of the Seller. The Seller (or any successor thereto) further warrants that it shall continuously maintain such "written agreement"as an official record of the Seller;

(b)           Performance of its obligations hereunder shall not violate, or require consent under, any applicable law or regulation, or any agreement to which the Seller is a Party; and

(c)           This Agreement shall be binding and enforceable against the Seller, its successors and assigns in accordance with its terms.

Section 10:            Mortgage Loan File.  The Seller shall promptly deliver an executed copy of this Agreement to LBB and/or Aurora, place an executed copy in its files relating to the Mortgage Loan(s) and refer to the existence of this Agreement in any form, schedule, correspondence or other document forwarded to LBB and/or Aurora, however transmitted, relating to the affected Mortgage Loan(s), including, without limitation, such communications as are related to delinquencies, defaults and foreclosures,

Section 11.            Confidentiality.  The Parties agree not to disclose, without prior written consent of each other, the provisions of this Agreement to any person, firm, organization, or entity of any and every type, public or private, unless required by subpoena, court order, law or regulation, except that the parties agree that the Agreement may be used in a subsequent proceeding in order to enforce the terms of this Agreement in a court of law, in a court of equity by injunction or otherwise, by way of defense, or in any other appropriate manner.  However, this provision shall not limit the right to share information among affiliate or subsidiary entities and as allowed under the Gramm-Leach Bliley Act.

Section 12.            Miscellaneous.

(a)           This Agreement Shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)           This Agreement may only be amended or modified in writing. signed by the party against whom enforcement of such amendment or modification is sought.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

(c)           The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law. Should this Agreement or any portion thereof be deemed invalid, unenforceable, illegal, voidable, or void for public policy reasons, the Forward Commitment shall remain unaffected.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the conflict of laws principles thereof except as preempted by Federal Law.

(e)           The parties acknowledge and agree that performance under this Agreement shall be made in Littleton, Douglas County, State of Colorado. This Agreement shall be deemed to have been executed in Douglas County, Colorado. Seller consents to personal jurisdiction in the Courts of District Court for Douglas County Colorado. Any action under this Agreement may be brought in the District Court for Douglas County, Colorado or Federal District Court in Denver, Colorado at the discretion of LBB and/or Aurora

(f)           This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

(g)           Each party warrants and represents that in executing this Agreement, they have relied upon legal advice from the attorney of their choice; that the terms of this Agreement have been read and its consequences (including risks, complications, and costs) have been completely explained to them by that attorney; and that they fully understand the terms of this Agreement.

(h)           Each party acknowledges and warrants that their execution of this agreement is free and voluntary.

(i)           The parties acknowledge that they have each had the opportunity to review and/or modify this Agreement. The parties agree that the construction and interpretation of this agreement shall not he strictly construed against any party, and if any ambiguity or question of intent arises with respect to any provision of this Agreement, this Agreement shall be construed as if drafted jointly by all parties.

(j)           Notices shall be given (and deemed effective) as set forth in the Purchase Agreement.

(k)           The parties acknowledge that time is of the essence in the performance of the obligations of this Agreement.

(l)           This Agreement may be sold and/or assigned by Aurora or LBB, including any rights and obligations hereunder, without notice to Seller.

(m)           Each party agrees to execute any and all documents reasonably required to effectuate the terms of this Agreement.

(n)           The descriptive headings of the several paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(o)           Capitalized terms used in this Agreement without definition that are defined in the Seller's Guide are used herein as defined in the Seller's Guide.

[SPACE LEFT INTENTIONALLY' BLANK]

*** Signatures on Next Page ***

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as the date set forth above.

SECURITY NATIONAL MORTGAGE COMPANY	LEHMAN BROTHERS BANK, FSB

By: /s/ J. Lynn Beckstead	By: /s/ Russell V. Brady
Printed Name: ___________________	Printed Name: Russell V. Brady
Title: __________________________	Title: /s/ Authorized Signatory
Date: __________________________	Date: January 8, 2008

AURORA LOAN SERVICES LLC

By: /s/ Russell V. Brady
Printed Name: Russell V.Brady
Title: Vice President
Date: January 8, 2008